EXHIBIT 12
                                 TRIBUNE COMPANY
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (In thousands, except ratios)



                                                                                      Fiscal Year Ended December
                                           Three Quarters     ---------------------------------------------------------------------
                                            Ended 9/29/96           1995           1994           1993          1992           1991
                                           --------------     ----------     ----------     ----------    ----------     ----------

Income from continuing operations before
  cumulative effects of accounting changes    $   200,905     $   245,458    $  233,149     $  204,646    $  179,534     $  158,049

Add:
  Income tax expense                              136,751         167,076       158,698        142,212       120,089        106,514
  Losses on equity investments                     14,719          13,209         9,739          1,857         1,903          1,107
                                              -----------     -----------    ----------     ----------    ----------     ----------

  Subtotal                                        352,375         425,743       401,586        348,715       301,526        265,670
                                              -----------     -----------    ----------     ----------    ----------     ----------

Fixed charge adjustments
  Add:
    Interest expense                               34,680          21,814        20,585         24,660        35,301         45,588
    Amortization of capitalized interest            1,581           2,253         2,362          2,392         2,434          2,435
    Interest component of rental expense (A)        7,192           8,200         8,236          8,732         8,182          7,647
                                              -----------     -----------    ----------     ----------    ----------     ----------

Earnings, as adjusted                         $   395,828     $   458,010    $  432,769     $  384,499    $  347,443     $  321,340
                                              ===========     ===========    ==========     ==========    ==========     ==========

Fixed charges:
  Interest expense                            $    34,680     $    21,814    $   20,585     $   24,660    $   35,301     $   45,588
  Interest capitalized                                168             610             -          1,099         1,092            146
  Interest component of rental expense (A)          7,192           8,200         8,236          8,732         8,182          7,647
  Interest related to guaranteed ESOP debt (B)     15,096          22,057        24,017         25,742        27,019         27,500
                                              -----------     -----------    ----------     ----------    ----------     ----------

Total fixed charges                           $    57,136     $    52,681    $   52,838     $   60,233    $   71,594     $   80,881
                                              ===========     ===========    ==========     ==========    ==========     ==========

Ratio of Earnings to Fixed Charges                    6.9             8.7           8.2            6.4           4.9            4.0
                                              ===========     ===========    ==========     ==========    ==========     ==========



 (A) Represents a portion of rental expense incurred by the Company, which is a reasonable approximation of the interest cost component of such expense.

 (B) Tribune Company guarantees the debt of its Employee Stock Ownership Plan
     (ESOP).